                                                                    EXHIBIT 11.1


              Statement Regarding Computation of Per Share Earnings
               (In millions, except share and per share amounts )


                                                       Quarter Ended September 30,         Nine Months Ended September 30,
                                                     -------------------------------       -------------------------------
                                                          1999              1998                1999              1998
                                                     -------------     -------------       -------------     -------------
Net income                                           $        61.7     $        52.8       $       156.6     $       122.8


Weighted average number of common shares
outstanding during each year - basic                          96.2              90.7                95.3              85.0

Weighted average number of common shares
and common stock equivalents outstanding during
each year -  diluted                                          98.1              93.4                97.6              88.0
                                                     -------------     -------------       -------------     -------------


Basic earnings per  share                            $        0.64     $        0.58       $        1.64     $        1.44
                                                     =============     =============       =============     =============

Diluted earnings per share                           $        0.63     $        0.57       $        1.61     $        1.40
                                                     =============     =============       =============     =============

ex